Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Names Jeff Weiner to Board of Directors

LinkedIn CEO Brings Operational Knowledge and

Social Networking Expertise

MOUNTAIN VIEW, Calif. – April 26, 2012 – Intuit Inc. (Nasdaq: INTU) announced the appointment of Jeff Weiner, chief executive officer of LinkedIn, to its board of directors, effective today. Weiner’s appointment adds social networking expertise and consumer web and mobile product acumen to the team and brings Intuit’s board membership to nine.

“Jeff Weiner broadens the diverse talents and wide range of experiences of our current directors,” said Brad Smith, Intuit’s president and chief executive officer. “Jeff’s operational experience and first-hand knowledge in building a successful social platform will be a valuable contribution to Intuit’s board.”

Weiner, 42, leads the world’s largest professional network on the Internet. With more than 150 million members worldwide, LinkedIn connects the world’s professionals to make them more productive and successful. LinkedIn has a diversified business model, with revenue from member subscriptions, marketing solutions and hiring solutions. Under his leadership, LinkedIn has expanded its global platform around the world, rapidly grown its membership base and increased its revenue more than six-fold.

“Jeff is leading a company at the forefront of the social world; he has built an outstanding organization with a disciplined and efficient approach that has yielded impressive revenue growth,” said Intuit Chairman Bill Campbell. “His abilities and extraordinary energy will be of great value to our board.”

Weiner joined LinkedIn in 2008 and became CEO in 2009. Previously he was an executive in residence at Accel Partners and Greylock Partners. He also served as executive vice president of Yahoo’s network division and, prior to that, helped build Warner Bros.’ online efforts.

Intuit Names Jeff Weiner to Board of Directors

In addition to LinkedIn, Weiner serves on the board of directors for DonorsChoose.org and Malaria No More. He holds a bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.

About Intuit Inc.

Intuit Inc. is a leading provider of business and financial management solutions for small and medium-sized businesses; consumers, accounting professionals and financial institutions. Its flagship products and services, including QuickBooks®, TurboTax® and Quicken®, simplify small business management including payment and payroll processing, tax preparation and filing, and personal finance. Lacerte® and ProSeries® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.

Founded in 1983, Intuit had annual revenue of $3.9 billion in its fiscal year 2011. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.